Exhibit 10.1

SEPARATION BENEFITS PLAN

(AND SUMMARY PLAN DESCRIPTION)

EFFECTIVE JULY 24, 2018

Waste Connections US, Inc. (the “Company”) has established this Plan to provide for severance and change in control benefits to certain eligible executives of the Company in the event that employment with the Company is involuntarily terminated. This Plan is hereby amended and restated as of the Effective Date. This Plan is intended to be an unfunded “top hat” welfare plan subject to the ERISA. This Plan document is also the summary plan description of this Plan.

1.	General Eligibility. An executive is eligible for the benefits provided under this Plan only if (i) the Compensation Committee designates the executive as a Participant in the Plan, and (ii) the Company, through a duly authorized officer of the Company, and the executive execute a Letter Agreement confirming the executive’s eligibility for, and participation in, the Plan. A Participant’s Letter Agreement shall designate his or her status as a “President/EVP Participant,” an “SVP Participant” or a “VP Participant”.

2.	Position and Responsibilities. The Participant’s position and responsibilities shall be as set forth in his or her Letter Agreement. The Participant shall devote such time and attention to his or her duties as are necessary to the proper discharge of his or her responsibilities hereunder. The Participant agrees to perform all duties consistent with (i) policies established from time to time by the Company, and (ii) all applicable legal requirements.

3.	Term. The period of this Plan shall commence on the Effective Date and shall continue through to the third anniversary of the Effective Date (the “Term”). On each anniversary of the Effective Date, this Plan shall be extended automatically an additional year, thus extending the Term of this Plan to three years from such date for each Participant in the Plan, unless the Company shall have given Notice of Termination or non-renewal hereof to the Participant or the Participant shall have given Notice of Termination to the Company, as provided herein.

4.	Compensation and Benefits. The Participant’s Base Salary, Bonus, equity grant eligibility, benefits, and participation level shall be as set forth in his or her Letter Agreement.

5.	Confidentiality. During the Employment Period and at all times thereafter, the Participant shall not, without the prior written consent of the Company, divulge to any third party or use for his or her own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his or her employment with the Company and which is otherwise the property of the Company or any of its affiliated entities, including, but not limited to, trade secrets, customer lists, formulae and business processes; provided, however, that nothing herein contained shall restrict the Participant’s ability to make such disclosures during the course of his or her employment as may be necessary or appropriate to the effective and efficient discharge of his or her duties to the Company.

1

6.	Property. Both during the Employment Period and thereafter, the Participant shall not remove from the Company’s offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his or her employment. In the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible. The Participant shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his or her assigned duties. On the termination of his or her employment with the Company, the Participant shall leave with or return to the Company all originals and copies of the foregoing then in his or her possession or subject to his or her control, whether prepared by the Participant or by others.

7.	Termination By Company.

a.	Termination for Cause. The employment of the Participant may be terminated for Cause at any time by the Board on delivery to the Participant of a written Notice of Termination; provided, however, that before the Board may terminate the employment of a President/EVP Participant for Cause, the Board shall first send the Participant written notice of its intention to terminate the Participant’s employment with the Company for Cause, specifying in such notice the reasons for such Cause and those conditions that, if satisfied by the Participant, would cure the reasons for such Cause.

Immediately on termination of employment pursuant to this Section 7(a), the Company shall pay to the Participant in a lump sum his or her then current Base Salary on a prorated basis to the Date of Termination. For the avoidance of doubt, upon termination of employment for Cause, the Participant shall be subject to the non-competition and non-solicitation provisions of Section 12. On the Participant’s termination of employment pursuant to this Section 7(a), the Participant (i) shall not be entitled to any additional benefits or compensation above accrued but unpaid amounts, except to the extent required by applicable law, (ii) shall forfeit his or her Bonus for the year in which such termination occurs, and (iii) shall forfeit all outstanding but unvested Equity Awards.

b.	Termination Without Cause. The employment of the Participant may be terminated without Cause at any time by the Board on delivery to the Participant of a written Notice of Termination. On a termination of the Participant’s employment without Cause, in lieu of any payments under Section 4 for the remainder of the Term, the Company shall make the following payments to the Participant:

2

1.	Severance Payment. The Company shall pay to the Participant an amount equal to the Severance Amount. Unless otherwise provided for in the Participant’s Letter Agreement, provided that the Participant has complied with the provisions of Section 12 hereof as of the date a payment is scheduled to be paid, the Severance Amount shall be paid as follows: (i) for a President/EVP Participant, one-third on the Date of Termination and one-third on each of the first and second anniversaries of the Date of Termination, and (ii) for an SVP Participant or a VP Participant, in installments during the twelve month period following his or her Date of Termination in accordance with the Company’s normal payroll practices.

2.	Accelerated Vesting. On termination of the Participant under this Section 7(b), the Accelerated Vesting Benefit shall apply to the Participant’s then outstanding Equity Awards.

3.	Additional Benefits. If the Participant is an SVP Participant, the Company also shall provide the Health Insurance Benefit and the Outplacement Benefit to the Participant.

c.	Termination on Disability. If during the Term the Participant becomes Disabled, the Board shall have the right, on written Notice of Termination delivered to the Participant, to terminate the Participant’s employment under this Plan. During the period that the Participant shall have been incapacitated due to Disability, the Participant shall continue to receive the full Base Salary at the rate then in effect until the Date of Termination pursuant to this Section 7(c). On a termination of the Participant’s employment due to Disability, in lieu of any payments under Section 4 for the remainder of the Term, the Company shall make each of the payments to the Participant as would be made if the Participant’s employment had been terminated by the Company without Cause under Section 7(b); provided, however, that (i) the Participant shall not receive the Outplacement Benefit, and (ii) if, following the Participant’s termination of employment pursuant to this Section 7(c), the Participant dies or becomes disabled (as such term is defined under Treasury Regulation Section 1.409A-3(i)(4)), any unpaid portion of the Severance Amount shall be paid to the Participant or, if applicable, the Participant’s heirs, executors, administrators, legatees, beneficiaries or assigns, in a single lump sum payment as soon as administratively practicable after the date on which such death or disability occurs.

d.	Death. If the Participant dies during the Term, the Company shall pay to the Participant’s estate each of the payments the Company would have paid if the Participant’s employment had been terminated by the Company without Cause under Section 7(b); provided, however, that the Participant’s estate shall not receive the Health Insurance Benefit or the Outplacement Benefit. The provisions of this Section 7(d) shall not affect the entitlements of the Participant’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the WCI Group.

3

e.	Release. As a condition to the payment of any amount under this Section 7, including the acceleration of vesting or payment for any Equity Awards, the Participant (or the Participant’s executor, legal guardian, or other legal representative in the case of the Participant’s death or Disability) shall execute and not revoke a waiver and release of all claims against the WCI Group in a form reasonably acceptable to the Company within 21 days following the Participant’s receipt of the release agreement; provided, however, that if the Participant’s employment is terminated due to his death or Disability, such release shall not apply to any claims the Participant or his estate may have against the Company or the Parent for wrongful death or gross negligence.

8.	Termination By Participant.

a.	Termination for Good Reason. Unless otherwise provided for in the Participant’s Letter Agreement, in the event the Participant terminates his or her employment with the Company for Good Reason, in lieu of any payments under Section 4 for the remainder of the Term, the Company shall make each of the payments to the Participant as would be made if the Participant’s employment had been terminated by the Company without Cause under Section 7(b). For the avoidance of doubt, a Participant may not terminate his or her employment with the Company for Good Reason unless such Participant is, on his or her Date of Termination, eligible to terminate his or her employment with the Company for Good Reason.

b.	Termination Without Good Reason. The Participant may terminate his or her employment hereunder without Good Reason on written Notice of Termination delivered to the Company. If the Participant terminates his or her employment without Good Reason, he or she shall be entitled to receive, and the Company agrees to pay on the Date of Termination, his or her current Base Salary on a prorated basis to such Date of Termination. For the avoidance of doubt, upon termination of employment without Good Reason, the Participant shall be subject to the non-competition and non-solicitation provisions of Section 12. On the Participant’s termination of employment pursuant to this Section 8(b), the Participant shall not be entitled to any additional benefits or compensation above accrued but unpaid amounts, except to the extent required by applicable law; and, the Participant shall forfeit his or her Bonus for the year in which such termination occurs. In addition, the Participant shall forfeit all outstanding but unvested Equity Awards.

c.	Release. As a condition to the payment of any benefit related to the termination of employment under Section 8(a), a Participant shall execute and not revoke a waiver and release of all claims against the WCI Group in a form reasonably acceptable to the Company within 21 days following the Participant’s receipt of the release agreement.

4

9.	Provisions Applicable to Termination of Employment.

a.	Notice of Termination. Any purported termination of Participant’s employment by the Company pursuant to Section 7 shall be communicated by delivery of a Notice of Termination to the Participant. If the Participant terminates under Section 8, he or she shall give the Company a Notice of Termination.

b.	Benefits on Termination. Except as otherwise provided herein, on termination of the Participant’s employment by the Company pursuant to Section 7 or by the Participant pursuant to Section 8, all profit-sharing, deferred compensation and other retirement benefits payable to the Participant under benefit plans in which the Participant then participated shall be paid to the Participant in accordance with the provisions of the respective plans.

c.	Required Payment Delay. Notwithstanding anything to the contrary in this Plan, no compensation or benefits payable by reason of the Participant’s termination of employment that are deemed non-qualified deferred compensation subject to Section 409A shall be payable by reason of the Participant’s termination of employment pursuant to this Plan unless such termination of employment constitutes a “separation from service” with the Company (“Separation from Service”) within the meaning of Section 409A. If the Participant is deemed to be a “specified employee” (as determined by the Company in accordance with Section 409A) at the time of the Participant’s Separation from Service, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the first business day following the expiration of the six-month period measured from the date of the Participant’s Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death). Upon the first business day following the expiration of the applicable period described in the foregoing sentence, all payments deferred pursuant to this Section shall be paid in a lump sum to the Participant, and any remaining payments due under this Plan shall be paid as otherwise provided herein.

d.	Non-Renewal of Plan. For the avoidance of doubt, the Company’s notice of its intent not to extend the Term of this Plan with respect to a Participant shall be treated as a termination of the Participant by the Company without Cause.

5

10.	Change In Control.

a.	Payments on Change in Control. Subject to Section 9(c) above, if a Change in Control occurs during the Term and the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, in each case within two (2) years after the effective date of the Change in Control, then (i) the Participant shall be entitled to receive and the Company agrees to pay to the Participant, in lieu of payments under Section 4 for the remainder of the Term, the amount payable under Section 7(b) or Section 8(a), as applicable, provided the Participant executes the associated waiver in Section 7(e) or Section 8(c), as applicable; and (ii) such amount shall be paid in a lump sum on or within 60 days following the Date of Termination.

b.	Section 409A Limitation. No benefits deemed non-qualified deferred compensation subject to Section 409A shall be payable upon a Change in Control pursuant to this Plan unless such Change in Control constitutes a “change in control event” with respect to the Company within the meaning of Section 409A.

11.	Limitation on Payments. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any Equity Award that is exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any Equity Award that is exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any Equity Award that is exempt from Section 409A. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of independent counsel, consultants or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6

12.	Non-Competition and Non-Solicitation.

a.	The Participant acknowledges that in his or her employment with the Company, the Participant occupies a position of trust and confidence. The Participant agrees that the consideration and other benefits being given to him or her by the WCI Group clearly justify the following restrictions which, in any event, given the Participant’s skills and ability, will not prevent the Participant from earning a living. The Participant acknowledges that all restrictions contained in this Section 12 are reasonable and valid as to time, geographical area, and scope of activity to be restrained for the adequate protection of the legitimate business interests and goodwill of the WCI Group, and are no broader than is necessary to protect such interests and goodwill. The Participant agrees and acknowledges that due to the high-level nature of his or her duties for the WCI Group, the Participant’s key role within the Parent and the Company, and the nature and depth of the Confidential Information that the WCI Group shares with the Participant, it is reasonable for the Parent and the Company to expect the Participant not to engage in competition (as set forth in this Section 12(a)) anywhere in any county of any U.S. state, or any province or territory in Canada, in which the Participant provides services to the WCI Group, or about which the Participant has access to Confidential Information relating to the WCI Group’s current or planned operations in such county, province or territory (the “Restricted Territory”).[1] In consideration of the provisions hereof, during the Employment Period and for the twelve (12)-month period following the Date of Termination (the “Restricted Period”), the Participant will not, except as specifically provided below and/or for the benefit of the WCI Group, anywhere in the Restricted Territory, directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity (whether current or planned to be formed), or as a consultant to any such entity, (i) engage or prepare to engage in any business principally focusing on liquid, semi-solid or solid waste collection, transportation, disposal, recycling and/or composting, including disposal or treatment of exempt and non-exempt oil field wastes derived from the exploration and production of hydrocarbons, and the operation of transfer stations, recycling facilities, materials recovery facilities or landfills, and/or any other business engaged in by the WCI Group (collectively the “Restricted Business”); or (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, or act as a consultant or in any other advisory role, whether paid or unpaid, to any Restricted Business; or (iii) receive or purchase a financial interest in, make a loan to, make a gift in support of, or otherwise provide financial support to any Restricted Business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee. The term “solicit” and related terms such as “soliciting” or “solicitation” mean to knowingly engage in acts or communications, in person or through others, that are intended or can reasonably be expected to induce or encourage a particular responsive action (such as buying a good or service), regardless of which party first initiates the contact or communication or whether the communication is in response to an inquiry or not. Provided, that the Participant may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Participant is not a controlling person of, or a member of a group which controls, such business and further provided that the Participant does not, in the aggregate, directly or indirectly, own Two Percent (2%) or more of any class of securities of such business.

b.	During the Restricted Period, the Participant shall not (i) solicit any customer of the WCI Group to whom any such the WCI Group entity provides service pursuant to a franchise agreement with a public entity in the Restricted Territory, (ii) solicit on behalf of a competitor any customer of the WCI Group to enter into a relationship involving the Restricted Business with a competitor of the WCI Group in the Restricted Territory, (iii) solicit on behalf of a competitor any public entity with which the WCI Group has a franchise agreement to enter into a franchise agreement involving the Restricted Business with a competitor of the WCI Group in the Restricted Territory, (iv) solicit any officer or employee of the WCI Group to enter into employment with a competitor of the WCI Group, or otherwise interfere in any such relationship, or (v) solicit on behalf of a competitor of the WCI Group any prospective customer of the WCI Group in the Restricted Territory that the Participant called on or was involved in soliciting on behalf of the WCI Group during the Employment Period.

[1]	Within the state of Louisiana, the Restricted Territory shall include the following parishes: Caddo, Bossier, Webster, Bienville, Lincoln, Jackson, Union, Morehouse, West Carroll, East Carroll, Madison, Richland, Franklin, Tensas, Quachita, Winn, Caldwell, Red River, Desoto, Sabine, Natchitoches, Grant, LaSalle, Avoyelles, Beauregard, Allen, Evangeline, St Landry, Lafayette, Point Coupee, East Baton Rouge, West Baton Rouge, Iberville, Assumption, St. Martin, St. Mary, Calcasieu, Jeff Davis, Allen, Acadia, Vermillion, Cameron, Iberia, Terrebonne, Lafourche, Ascension, St John, St James, St Charles, Jefferson, St Tammany, Orleans, St Bernard, Plaquemines, and Tangipahoa.

7

c.	If a court of competent jurisdiction declares that any term or provision of this Section 12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

13.	Indemnification. As an officer, employee and/or agent of the WCI Group, the Participant shall be indemnified by Parent and/or Company to the fullest extent permitted by applicable law in connection with his employment hereunder, unless Participant is asserting claims against the WCI Group or any member entity thereof. The indemnification provided under this Section 13 shall be in addition to, and shall not limit in any manner, any indemnification available to the Participant from the WCI Group under any other agreement, program or provision.

14.	Survival of Provisions. The obligations of the Participant under Sections 5, 6 and 12 of this Plan and of the Company under Section 13 of this Plan shall survive both the termination of the Participant’s employment and this Plan.

15.	ERISA Matters.

a.	Generally. This Plan is intended to be an unfunded “top hat” welfare plan within the meaning of US Department of Labor Regulation Section 2540.104-24 (a “Top Hat Plan”), and, to the extent applicable, shall be subject to ERISA.

b.	Funding. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

c.	Claims Procedures.

1.	Participant does not normally need to present a formal claim to receive benefits payable under this Plan.

8

2.	If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Board. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Board determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

3.	A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless Board in writing consents otherwise. The Board will provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

4.	The Board has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures will comply with all applicable legal requirements. These procedures may provide that final and binding arbitration will be the ultimate means of contesting a denied claim (even if the Board or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.

d.	Rights Under ERISA. Appendix B sets forth certain rights and information to which the Participant is entitled under ERISA.

16.	Section 409A Matters.

a.	To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with or exempt from Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Company determines that any compensation or benefits payable under this Plan may not either be exempt from or compliant with Section 409A, the Company may, with the Participant’s prior written consent, adopt such amendments to this Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 16(a) does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, and in any event, no such action shall reduce the amount of compensation that is owed to the Participant under this Plan without the Participant’s prior written consent.

b.	To the extent permitted under Section 409A, any separate payment or benefit under this Plan or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

9

c.	To the extent that any payments or reimbursements provided to the Participant under this Plan are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Participant reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

d.	For purposes of Section 409A, the Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

e.	In the event that the Participant is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following the Participant’s Date of Termination. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

17.	No Duty to Mitigate; No Offset. The Participant shall not be required to mitigate damages or the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other sources or offset against any other payments made to the Participant or required to be made to him or her pursuant to this Plan.

18.	Assignment; Binding Plan. The Company, at the direction of the Board, may assign this Plan to any parent, subsidiary, affiliate or successor of the Company. This Plan is not assignable by the Participant and is binding on the Participant and his or her executors and other legal representatives. This Plan shall bind the Company and its successors and assigns and inure to the benefit of the Participant and his or her heirs, executors, administrators, personal representatives, legatees or devisees.

19.	Notice. Any written notice under this Plan shall be personally delivered to the other party or sent by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Company or to such other address as either party may from time to time specify by written notice.

10

20.	Entire Plan; Amendments. This Plan contains the entire agreement of the parties relating to the Participant’s employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them. This Plan may not be amended except by an agreement in writing signed by the Company and the Participant.

21.	Waiver. The waiver of a breach of any provision of this Plan shall not operate as or be construed to be a waiver of any other provision or subsequent breach of this Plan.

22.	Governing Law and Jurisdictional Agreement. This Plan is intended to be a Top Hat Plan and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Texas shall apply, excluding any that mandate the use of another jurisdiction’s laws. Except as otherwise provided in Appendix A, the parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Harris County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, the Plan.

23.	Severability. In case any one or more of the provisions contained in this Plan is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Plan, and such provision shall be deemed modified to the extent necessary to make it enforceable.

24.	Enforcement. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the WCI Group in the event of a breach or threatened breach of Section 5, 6 or 12 of this Plan, and, in any action or proceeding to enforce the provisions of Section 5, 6 or 12 hereof, the Participant waives the claim or defense that the WCI Group has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. Notwithstanding any claim procedure or arbitration requirement as set forth in Appendix A, the Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond and the Company and the Participant hereby agree that the Company is entitled to seek such remedies in the jurisdiction set forth in Section 22 hereof. The Participant agrees that if the Participant breaches any provision of Section 12, the Company and the Parent may discontinue and terminate all severance payments and benefits under Sections 7 and 8 of this Plan, as applicable, and recover as partial damages all profits realized by the Participant at any time prior to such recovery arising from the acceleration of any Equity Award in connection with the Participant’s termination of employment, including the subsequent sale of common shares of the Parent received in connection with vesting of such awards, and may also cancel any or all outstanding Equity Awards held by the Participant.

25.	Counterparts. This Plan may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

26.	Due Authorization. The execution of this Plan has been duly authorized by the Company by all necessary corporate action.

11

27.	Definitions. Capitalized terms not otherwise defined herein shall have the following meanings unless specifically stated otherwise in a Participant’s Letter Agreement.

a.	“Accelerated Vesting Benefit” shall mean, with respect to a Participant’s Equity Awards, the following:

1.	all outstanding but unvested Equity Awards for which, on the Participant’s Date of Termination, only time-based vesting is applicable, shall, on the Participant’s Date of Termination (i) for Options, immediately vest and become exercisable, and (ii) for all other Equity Awards, any and all restrictions thereon shall immediately lapse and such Equity Awards shall become fully vested and settled as soon as administratively practicable thereafter;

2.	all outstanding but unvested Equity Awards for which, on the Participant’s Date of Termination, performance-based vesting is applicable, the designated performance goals for such awards shall be deemed to have been satisfied (and, for any award with different levels of potential payment, such performance shall be deemed to be at the target level) and any remaining vesting conditions shall be deemed to be satisfied on the Participant’s Date of Termination and such Equity Awards shall be settled as soon as administratively practicable thereafter; and

3.	the term of any Options shall be extended to the earlier of (i) the third anniversary of the Participant’s Date of Termination (or such other date, as provided for in the Participant’s Letter Agreement) or (ii) the expiration of the original term of such Options.

By executing a Letter Agreement, a Participant acknowledges that extending the term of any incentive share option to which the Accelerated Vesting Benefit applies could cause such Equity Award to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Participant or, if applicable the Participant’s heirs, executors, administrators, legatees, beneficiaries or assigns the for any additional taxes incurred as a result of such extension.

b.	“Base Salary” means the Participant’s annual base salary from the Company.

c.	“Board” means the Board of Directors of the Parent.

d.	“Bonus” means the annual bonus that the Participant is eligible to receive under the WCI Group’s then current performance bonus plan.

e.	“Cause”, for purposes of this Plan, shall mean:

1.	gross negligence or willful misconduct of a material nature in connection with the performance of the Participant’s duties;

12

2.	the Participant’s conviction of (or pleading guilty or pleading no contest or nolo contendere to) a felony;

3.	a non-de minimis intentional act of dishonesty or misappropriation (or attempted misappropriation) of property belonging to the Company or any member of the WCI Group (other than a good faith expense account dispute related to a business expense);

4.	a material breach by the Participant of any of the obligations under this Agreement or any other agreement with the Company or any member of the WCI Group or any policy of the WCI Group; or

5.	a breach (material or otherwise) of any of the provisions of Sections 5, 6 or 12.

For a Participant who is a President/EVP Participant, he or she shall receive written notice of an opportunity to cure such failure or breach, to the extent such failure or breach is curable, during the sixty (60) day period which begins upon receipt of such written notice. If such the failure or breach is cured within such sixty (60)-day period, the Board shall so advise the Participant in writing. If such failure or breach is not cured within such sixty (60)-day period, the Board may thereafter terminate the Participant’s employment with the Company for Cause on written Notice of Termination delivered to the Participant describing with specificity the grounds for termination.

f.	“Change in Control” means the occurrence of one of the following events:

1.	there shall be consummated (i) any reorganization, liquidation or consolidation of Parent, or any merger or other business combination of Parent with any other corporation, other than any such merger or other combination that would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving entity outstanding immediately after such transaction, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent, or

2.	any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Parent’s outstanding voting securities; or

13

3.	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by Parent’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

g.	“Code” means the Internal Revenue Code of 1986, as amended.

h.	“Compensation Committee” means the Compensation Committee of the Board.

i.	“Date of Termination” means: (i) if the Participant’s employment is terminated by the Board for Disability, thirty (30) days after Notice of Termination is given to the Participant (provided the Participant has not returned to duty on a full-time basis during such 30-day period); (ii) if the Participant’s employment is terminated by the Board for any reason other than Disability, the date specified in the Notice of Termination; (iii) if the Participant’s employment is terminated due to the Participant’s death, the date such death occurred; and (iv) if the Participant’s employment is terminated by the Participant for any reason, the date specified in the Notice of Termination which shall be within 30 days of the date such Notice of Termination is given.

j.	“Disabled” or “Disability” means a Participant is unable to perform his or her duties to the Company on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the Participant incapable of performing his or her duties to the Company, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months.

k.	“Effective Date” means July 24, 2018. The Plan’s original effective date was February 13, 2012.

l.	“Employment Period” means the term of a Participant’s employment with the Company.

m.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

n.	“Equity Award” means an award of restricted share units, performance share units, restricted shares, share options (“Options”), or any other unvested equity awards related to the common shares of the Parent.

o.	“Good Reason”, for purposes of this Plan, shall mean, (i) for periods prior to a Change in Control, with respect to any Participant who is designated as a President/EVP Participant, and (ii) during the twenty-four (24) month period commencing on the date a Change in Control occurs, with respect to any Participant:

14

1.	assignment to the Participant of duties inconsistent with and resulting in a diminution of his or her position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the Effective Date of this Plan; or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the Participant (so long as the existing corporate structure of the WCI Group is maintained); provided, however, that the Participant’s failure to serve in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the Company shall constitute “Good Reason”;

2.	the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from its present location without the Participant’s prior approval;

3.	a material reduction by the Company, without the Participant’s prior approval, (i) for periods prior to a Change in Control, in the Participant’s total annual cash compensation, defined as Base Salary and target Bonus; and (ii) for periods on or after a Change in Control, in the Participant’s total annual compensation, defined as Base Salary, target Bonus and equity incentive compensation opportunities;

4.	a failure by the WCI Group to continue in effect, without substantial change, any benefit plan or arrangement in which the Participant was participating or the taking of any action by the WCI Group which would adversely affect the Participant’s participation in or materially reduce his or her benefits under any benefit plan (unless such changes apply equally to all other management employees of Company);

5.	any material breach by the Company of any provision of this Plan without the Participant having committed any material breach of his or her obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the Company of such breach; or

6.	the failure of the Parent to obtain the assumption of this Plan by any successor employer of the Participant which results from any reorganization of the WCI Group or a Change in Control or similar transaction which causes the Participant to be employed by an entity that is not a member of the WCI Group.

p.	“Health Insurance Benefit” means a series of payments from the Company to the Participant during the one (1) year period immediately following the Participant’s Date of Termination during which the Company shall pay to the Participant an amount equal to the Company’s portion (but not the Participant’s portion) of the cost of medical insurance at the rate in effect on the Participant’s Date of Termination, which shall be paid in installments in accordance with the Company’s normal payroll practices. If the Company determines, in its sole discretion, that the payment of the Health Insurance Benefit will result in a potential violation of applicable law, or would potentially cause the Company or the Participant to incur penalties, excise taxes or fees pursuant to the Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall immediately terminate and the Participant shall not have any further rights to receive such payments.

15

q.	“Letter Agreement” means a written agreement between the Company and an executive documenting the executive’s status as a Participant under the Plan. The Letter Agreement shall be in the form attached hereto (which form may be amended from time to time in the sole discretion of the Plan Administrator) and shall designate the Participant as a President/EVP Participant, an SVP Participant, or a VP Participant, where applicable, for purposes of this Plan.

r.	“Notice of Termination” means written notice delivered by the Board or the Participant, as applicable, which states that the Participant’s employment with the Company is being terminated and, to the extent applicable, cites the specific termination provisions in this Plan relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment. The Notice of Termination shall specify the Participant’s Date of Termination.

s.	“Outplacement Benefit” means reimbursement by the Company of the Participant’s post-termination expenses for career counseling and resume development; provided, however, that (i) such amount shall not exceed Fifteen Thousand Dollars ($15,000), and (ii) such expenses shall be incurred within twelve (12) months after the Participant’s Date of Termination.

t.	“Parent” means Waste Connections, Inc., an Ontario corporation (f/k/a Progressive Waste Solutions Ltd.).

a.	“Plan” means the Waste Connections US, Inc. Separation Benefits Plan, which shall be documented with respect to each Participant through (i) this plan document, and (ii) the individual Letter Agreement executed between the Company and such Participant.

b.	“Plan Administrator” means the Compensation Committee of the Board.

c.	“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

d.	“Severance Amount” means (i) for a President/EVP Participant, an amount as set forth in the Participant’s Letter Agreement; (ii) for an SVP Participant, the sum of (1) one year of the Participant’s then applicable Base Salary amount, plus (2) the target Bonus available to the Participant under Section 4 for the year in which the termination occurs; and (iii) for a VP Participant, the sum of (1) one year of the Participant’s then applicable Base Salary amount, plus (2) a pro-rated portion of the target Bonus available to the Participant under Section 4 for the year in which the termination occurs.

e.	“WCI Group” means the Parent, the Company and each of their subsidiaries and affiliates.

16

APPENDIX A

Detailed Claims And Arbitration Procedures

1.	Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appendix A-1

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial sixty (60) day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

Additional Disability Claims Procedures

Notwithstanding anything to the contrary above, disability claims and appeals under this Plan shall comply with the following requirements (in addition to any requirements above):

Initial Claims

Within forty-five (45) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period twice by thirty (30) days by giving the Claimant prior written notice indicating the special circumstances requiring the extension of time and the date by which we expect to render a decision. If such an extension is necessary due to the Claimant’s failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information. If the Claimant delivers the requested information within the time specified, any thirty (30)-day extension period will begin after the Claimant has provided that information.

Appendix A-2

Appeals

A Claimant must appeal a denied claim within one hundred eighty (180) days after receipt of written notice of denial of the claim. The decision by the appeals official shall be made not later than forty-five (45) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional forty-five (45) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial forty-five (45) day period. If an extension is necessary due to the Claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least forty-five (45) days to provide the specified information. If the Claimant delivers the requested information within the time specified, the forty-five (45) day extension of the appeal period will begin after the Claimant has provided that information.

Effective as of April 1, 2018, the following provisions apply with respect to a claim for disability benefits under this Plan. The claims requirements above shall apply as the internal claims process except as provided under DOL Reg. 2650.503-1 and any superseding guidance.

(1)          Independent and Impartial Review. The Plan must meet the conflict of interest requirements under DOL Reg. 2560.503-1(b)(7). All claims and appeals for disability benefits must be adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support the denial of benefits.

(2)          Adverse Benefit Determination. An adverse benefit determination also includes any rescission of coverage as described in DOL Reg. 2560.503-1(m)(4)(ii).

(3)          Full and Fair Review. A Claimant must be allowed to review the file and present evidence and testimony as part of the appeals process. Claimants must be provided, free of charge, with any new or additional evidence considered, relied upon or generated by the Plan in connection with the claim sufficiently in advance of the final adverse benefit determination to give the Claimant a reasonable opportunity to respond prior to that date in accordance with DOL Reg. 2560.503-1(h)(4).

(4)          Deemed Exhaustion of Claims Process. If the Plan fails to adhere to the requirements of DOL Reg. 2560.503-1, except as provided under DOL Reg. 2560.503-1(l)(2)(ii), the Claimant may bring an action under section 502(a) of ERISA as provided in DOL Reg. 2560.503-1(l)(2)(i) and any superseding guidance.

(5)          Notices. A notice of adverse benefit determination must include the information required under DOL Reg. 2560.503-1(g)(vii), (j)(4) and (j)(6), as applicable. The notice of adverse benefit determination must include a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

Appendix A-3

(A)          The views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the claimant;

(B)          The views of medical or vocational experts whose advice was obtained on behalf of the plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(C)          A disability determination regarding the claimant presented by the Claimant to the Plan made by the Social Security Administration;

If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, the notice should contain an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of change upon request. In addition, if any specific internal rules, guidelines, protocols, standards or other similar criteria of the plan were relied upon in making the adverse determination, the notice should describe such criteria or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the plan do not exist.

The notice must be provided in a culturally and linguistically appropriate manner as provided under DOL Reg. 2560.503-1(g)(viii), (j)(7), and (o). If the Plan maintains a contractual deadline to file a civil action under section 502(a) of ERISA, the notice of adverse benefit determination shall disclose the specific deadline, including the calendar date on which the Claimant’s rights expire, as required by DOL Reg. 2560.503-1(j)(4)(ii).

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Appendix A-4

Applicable Arbitration Rules

If the Claimant has entered into a separate and valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the American Arbitration Association (“AAA”). Except as provided below, the arbitration shall be in accordance with the AAA’s then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, Texas law pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Appendix A-5

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, except as required by applicable law.

Procedure for Collecting Costs From Claimant

Before the arbitration commences, the Claimant must deposit with the Plan Administrator a payment equal to the amount of any fees that he or she would pay to file a claim in court. The Company shall pay any portion of the anticipated fees and costs of the Arbitrator in excess of that amount. In the event the Company is the prevailing party in any arbitration, the Arbitrator shall be permitted to reallocate the fees and costs associated with the arbitration from the Company to the Participant and in such event the Participant shall be obligated to reimburse the Company for such fees and costs within 10 days after such determination is made.

Appendix A-6

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

Appendix A-7

APPENDIX B

ADDITIONAL INFORMATION

Rights under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1.          Examine, without charge, at the Company’s headquarters, all documents governing the Plan including collective bargaining agreements, if any, and annual reports and Plan descriptions.

2.          Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3.          Receive a summary of the Plan’s annual financial report, if any. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Appendix B-1

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Separation Benefits Plan

Plan Administrator and Sponsor:	Compensation Committee of the Board of Directors Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, TX 77380 Tel: (832) 442-2200 Fax: (832) 442-2290

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay “Top Hat” Welfare Benefit Plan

Employer Identification Number:	94-3283464

Direct Questions Regarding the Plan to:	Compensation Committee of the Board of Directors Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, TX 77380 Tel: (832) 442-2200 Fax: (832) 442-2290

Agent for Service of Legal Process:

Corporate Secretary
Waste Connections, Inc.
3 Waterway Square Place, Suite 110

The Woodlands, TX 77380

Tel: (832) 442-2200
Fax: (832) 442-2290
Service of Legal Process may also be made upon the Plan Administrator

Plan Year End:	December 31

Plan Number:	502

Appendix B-2